Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and First Nine Months of Fiscal 2022

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 4, 2022--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales for the three and nine months ended June 25, 2022.

Robert P. Ingle II, Chairman of the Board, stated, “We were able to achieve strong results during the quarter, despite significant inflationary pressures. We applaud the hard work and dedication of our associates at all levels of our Company for helping us exceed prior year-to-date performance.”

Third Quarter Results

Net sales totaled $1.46 billion for the quarter ended June 25, 2022, compared with $1.28 billion for the quarter ended June 26, 2021. Excluding gasoline sales, total grocery comparable store sales increased 5.7% over the comparative fiscal quarter.

Gross profit for the June 2022 quarter totaled $351.9 million, or 24.1% of sales. Gross profit for the June 2021 quarter was $337.5 million, or 26.4% of sales.

Operating and administrative expenses for the June 2022 quarter totaled $257.3 million compared with $239.4 million for the June 2021 quarter.

Interest expense totaled $5.3 million for the quarter ended June 25, 2022, compared with $5.5 million for the quarter ended June 26, 2021.

Net income totaled $67.8 million for the quarter ended June 25, 2022, compared with $72.0 million for the quarter ended June 26, 2021. Net income is down compared to prior year’s quarter due to rising fuel and food costs, supply chain issues and competitive labor market. Basic and diluted earnings per share for Class A Common Stock were $3.65 and $3.57, respectively, for the quarter ended June 25, 2022, compared with $3.88 and $3.79, respectively, for the quarter ended June 26, 2021. Basic and diluted earnings per share for Class B Common Stock were each $3.32 for the quarter ended June 25, 2022, and $3.52 for the quarter ended June 26, 2021.

Nine Month Results

Net sales totaled $4.23 billion for the nine months ended June 25, 2022, compared with $3.65 billion for the nine months ended June 26, 2021. Excluding gasoline sales, total grocery comparable store sales increased 8.6% over the comparative nine-month period.

Gross profit for the nine months ended June 25, 2022, totaled $1.1 billion, or 24.9% of sales. Gross profit for the nine months ended June 26, 2021, totaled $962.2 million, or 26.3% of sales.

Operating and administrative expenses totaled $772.2 million for the nine months ended June 25, 2022, and $714.5 million for the nine months ended June 26, 2021.

Interest expense decreased to $16.1 million for the nine-month period ended June 25, 2022, compared with $18.1 million for the nine-month period ended June 26, 2021.

Net income totaled $202.6 million for the nine-month period ended June 25, 2022, compared with $178.0 million for the nine-month period ended June 26, 2021. Basic and diluted earnings per share for Class A Common Stock were $10.91 and $10.67, respectively, for the nine months ended June 25, 2022, compared with $9.22 and $8.98, respectively, for the nine months ended June 26, 2021. Basic and diluted earnings per share for Class B Common Stock were each $9.92 for the nine months ended June 25, 2022, compared with $8.38 of basic and diluted earnings per share for the nine months ended June 26, 2021.

Capital expenditures for the June 2022 nine-month period totaled $73.2 million, compared with $108.0 million for the June 2021 nine-month period. Capital expenditures for the entire fiscal year are expected to be approximately $100 million to $120 million.

The Company currently has full availability under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that Ingles has made in light of its experience in its industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors Ingles believes are appropriate in these circumstances. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2021 Form 10-K and 2022 Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)
Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021

Net sales	$1,458,167	$1,277,465	$4,226,815	$3,652,463
Gross profit	351,879	337,465	1,050,986	962,154
Operating and administrative expenses	257,343	239,410	772,167	714,459
Gain from sale or disposal of assets	27	2,530	1,236	3,645
Income from operations	94,563	100,585	280,055	251,340
Other income, net	1,209	678	4,144	2,016
Interest expense	5,286	5,529	16,125	18,125
Loss on early extinguishment of debt	----	1,083	----	1,083
Income tax expense	22,723	22,677	65,481	56,160
Net income	$67,763	$71,974	$202,593	$177,988

Basic earnings per common share – Class A	$3.65	$3.88	$10.91	$9.22
Diluted earnings per common share – Class A	$3.57	$3.79	$10.67	$8.98
Basic earnings per common share – Class B	$3.32	$3.52	$9.92	$8.38
Diluted earnings per common share – Class B	$3.32	$3.52	$9.92	$8.38

Additional selected information:
Depreciation and amortization expense	$29,259	$30,704	$88,524	$90,910
Rent expense	$2,983	$2,702	$8,543	$8,380

Condensed Consolidated Balance Sheets (Unaudited)

	June 25,		Sept. 25,
	2022		2021
ASSETS
Cash and cash equivalents	$126,048		$70,313
Short term investments	115,210		5,000
Receivables-net	99,367		95,082
Inventories	418,570		389,953
Other current assets	19,907		15,092
Property and equipment-net	1,357,266		1,370,769
Other assets	79,028		72,135
TOTAL ASSETS	$2,215,396		$2,018,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,620		$17,601
Accounts payable, accrued expenses and current portion of other long-term liabilities	301,806		288,497
Deferred income taxes	75,307		72,768
Long-term debt	557,560		571,913
Other long-term liabilities	74,272		84,306
Total Liabilities	1,026,565		1,035,085
Stockholders' equity	1,188,831		983,259
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,215,396		$2,018,344

Contacts

Pat Jackson, CPA, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)